Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407
PRESS RELEASE

SEALED AIR ANNOUNCES THE ELECTION OF
MR. RICHARD L. WAMBOLD TO BOARD OF DIRECTORS

ELMWOOD PARK, N.J., Tuesday, January 17, 2012 - Sealed Air Corporation (NYSE: SEE) announced today that Mr. Richard L. Wambold was elected to the Company's Board of Directors as an independent director, effective March 1, 2012.

Mr. Wambold was formerly the Chief Executive Officer of Pactiv/Reynolds Foodservice and Consumer Products, a global manufacturer and supplier of consumer food and beverage packaging and store products. Previously, Mr. Wambold served for approximately twelve years as Chairman of the Board and Chief Executive Officer of Pactiv Corporation, a global provider of advanced packaging solutions. Currently, Mr. Wambold is a private investor and serves as a director of Cooper Tire and Rubber Company and as a director of Precision Castparts Corporation.

Business

Sealed Air is the new global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey® brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $7.6 billion in 2010 and has approximately 26,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Contact

Amanda H. Butler

Director, Investor Relations

201-703-4210

Investor.relations@sealedair.com